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                                                                  Exhibit (d)(4)


          ACE Limited and Capital Re Announce Closing of Acquisition

     HAMILTON, Bermuda--(BUSINESS WIRE)--Dec. 30, 1999--ACE Limited (NYSE:ACL) and Capital Re Corporation (NYSE:KRE) announced today that ACE has completed the acquisition of Capital Re. ACE issued approximately 20.8 million ordinary shares, and paid approximately $110.3 million in cash in the transaction.

     Brian Duperreault, chairman and chief executive officer of ACE, said: "This transaction adds significant depth and expertise to ACE's financial reinsurance capabilities and represents a strategic complement to our diversified book of business. The acquisition of Capital Re establishes ACE as one of the premier financial guaranty reinsurers."

     Jerry Jurschak, president and chief executive officer of Capital Re, commented: "Capital Re is pleased to complete its merger with ACE Limited. Our positive business environment for reinsuring financial products is significantly furthered by ACE's broad product offering, substantial balance sheet, and worldwide presence."

     Dominic Frederico has been appointed chairman of Capital Re Corporation, effective today. In commenting on the transaction, Mr. Frederico said, "Capital Re will facilitate ACE's product development to meet the diverse needs of today's marketplace and further enhance our capabilities to address the convergence of financial products and insurance products."

     Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial risk and risk management. Capital Re's two principal divisions, financial guaranty and financial risks, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance, life, accident & health, annuity reinsurance and structured financial products.

     The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

CONTACT:  ACE Limited, Hamilton
          Investor:
          Helen M. Wilson, 441/299-9283
          or
          Media
          Wendy Davis Johnson, 441/299-9347
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          Capital Re Corporation, New York
          David A. Buzen, 212/974-0100
          or
          Cathy Bailey, 212/974-0100